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                                                                    Exhibit 99.1

MEDIA CONTACT:                                     IR CONTACT:
Susan Kraus, 781-865-3511                          George Lieb, 781-865-4121
John Vincenzo, 781-865-5468                        Ed Harper, 781-865-7574

                                                   INDIVIDUAL INVESTORS:
                                                   Arleen Llerandi, 781-865-3544


                                                                 October 1, 2001

                GENUITY RAISES OVER $1 BILLION IN BOND OFFERING

                Verizon Extends and Increases Lending Commitment


Woburn, Mass. -- Genuity Inc. (NASDAQ: GENU) today announced that it recently raised $1.15 billion through the placement of four-year floating rate notes.
The notes are backed by a letter of credit drawn under the company's amended $2 billion credit agreement with a syndicate of banks. In addition, Verizon Communications agreed to increase the amount of its credit facility with Genuity to $2 billion, and to extend the maturity to 2005.

     With these transactions and the remaining amounts available under the company's credit agreement, Genuity has $4 billion in committed, long-term debt capital.

     "In a slowing economic environment, customers are not only looking for high-quality services, they also want to know that their provider is financially stable," said Daniel P. O'Brien, Genuity's chief financial officer. "Securing this funding provides sufficient capacity to meet our business needs."

     The placement of the floating rate notes was made through initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933.

     The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption


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from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

ABOUT GENUITY

Genuity is a leading Internet infrastructure services provider and the only company in the industry to offer an eBusiness Network Platform. Genuity's Black RocketTM combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security, to create a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenues of more than $1 billion and an investment grade credit rating, Genuity is a global company with operations in the U.S., Europe, Asia and Latin America.

Additional information about Genuity can be found at: www.genuity.com.

This press release contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements. For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to Genuity's securities filings with the Securities and Exchange Commission, which discuss in greater detail the important factors that could cause actual results to differ materially.